EXHIBIT 10.22
UNIT PURCHASE AND SALE AGREEMENT
BRS-HCC Investment Co., Inc.
     Unit Purchase and Sale Agreement (this “Agreement”) dated as of February 24, 2004 (the “Effective Date”), by and between: (i) BRS-HCC INVESTMENT CO., INC., 126 E. 56th Street, 29th Floor, New York, New York 10022 (“BRS”); and (ii) HERITAGE-CRYSTAL CLEAN, LLC, an Indiana limited liability company, 2250 Point Boulevard Suite 250, Elgin, Illinois 60123 (the “Company”); and is agreed to and accepted by all other Members of the Company.
     Capitalized terms used herein and not expressly defined herein shall have the meanings given such terms in the Operating Agreement (as hereinafter defined).
WITNESSETH:
     WHEREAS, BRS owns One Thousand Six Hundred Twenty-Three (1,623) Preferred Units (the “Preferred Units”) and One Thousand Six Hundred Twelve and One-Half (1,612.5) Common Units (the “Common Units”) in the Company (the Common Units and the Preferred Units owned by BRS being sometimes referred to collectively as the “BRS Units”); and
     WHEREAS, BRS desires to enter into certain agreements relative to the purchase and sale of the BRS Units under certain circumstances.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:
SECTION 1
BRS’ Right to Sell the BRS Units
     1.1 BRS Third Party Sales. Notwithstanding anything to the contrary in the Company’s Operating Agreement dated August 10, 1999 as amended (the “Operating Agreement”), but subject to the provisions of Section 1.2 hereof, on or after the fifth anniversary of the date of this Agreement, BRS shall have the right to sell all (but not less than all) of the BRS Units to any transferee who is not directly or indirectly in competition (a “Competitor”) with either the Company or The Heritage Group, an Indiana general partnership, (a “BRS Third Party Sale”). For purposes hereof, “competition” with either Company or The Heritage Group shall mean only businesses providing environmental and fluid management services to small and medium sized customers and providing parts washing and drum disposal services in the United States. Transfers of the BRS Units may be made by BRS prior to the fifth anniversary of the date of this Agreement, or transfers of the BRS Units at any time without complying with the provisions of Section 1.2 hereof, may be made by BRS in accordance with the terms of the Operating Agreement.

     1.2 Right of First Offer.
          (a) On or after the fifth anniversary of the date of this Agreement, prior to BRS soliciting any BRS Third Party Sale, BRS may give notice to the Company and, if the solicitation of the BRS Third Party Offer occurs prior to payment in full of the Cumulative Preferred Return and the redemption in full of the Preferred Units, also to the other Preferred Unit Members and thereafter, when the Preferred Units are deemed fully retired, BRS shall give said notice to the Common Unit Members, in lieu of said notice to the other Company Preferred Unit Members (all of said other Preferred and Common Unit Members individually and/or collectively, the “Other Members”), of BRS’ intention to effect a BRS Third Party Sale (such notice being herein referred to as a “First Offer Opportunity Notice”). BRS shall not give more than one First Offer Opportunity Notice in any six-month period.
          (b) Upon the receipt of a First Offer Opportunity Notice:
          (i) the Company shall have the right, during a period of thirty (30) days following the receipt of the First Offer Opportunity Notice (the “Company First Offer Election Period”), to offer, by notice delivered to BRS prior to the expiration of the Company First Offer Election Period (a “Company First Offer Notice”), to (x) purchase all (but not less than all) of the BRS Units at a price in cash (the “Company First Offer Price”) stated by the Company in the Company First Offer Notice (a “Company First Offer”), and (y) repay in full the “BRS Loans” (as defined in the Purchase Agreement), including without limitation the accrued and unpaid interest thereunder, and release Bruckmann, Rosser, Sherrill & Co II, L.P. (“BRS-LP”) of its obligations under the BRS Loan Commitment; and
          (ii) if the Company shall not have timely given to BRS a Company First Offer Notice, then the Other Members shall have the right, during a period of fifteen (15) days following the expiration of the Company First Offer Election Period (the “Other Members First Offer Election Period”), to elect, by notice delivered to BRS prior to the expiration of the Other Members First Offer Election Period (an “Other Members First Offer Notice”), to (x) purchase all (but not less than all) of the BRS Units at a price in cash (the “Other Members First Offer Price”) stated by the Other Members in the Other Members First Offer Notice (an “Other Members First Offer”), and (y) purchase in full the BRS Loans at a price equal to the principal amount and accrued and unpaid interest thereunder and assume the obligations of BRS-LP under the BRS Loan Commitment.
If BRS accepts a Company First Offer or an Other Members First Offer during the applicable Company First Offer Election Period or Other Members First Offer Election Period, then a closing on the sale and purchase of the BRS Units and the repayment or purchase of the BRS Loans, and the release or assumption of the BRS Loan Commitment, shall occur within ten (10) days after the expiration of the Company First Offer Election Period or the Other Members First Offer Election Period, as applicable.

          (c) (i) In the event that, after receiving a timely Company First Offer or a timely Other Members First Offer, BRS shall not accept such timely Company First Offer or timely Other Members First Offer, then BRS may, within 120 days after the expiration of the Company First Offer Election Period or the Other Members First Offer Election Period, as applicable, effect a sale and transfer of the BRS Units and, at the option of BRS-LP, a sale of the BRS Loans and an assignment of the BRS Loan Commitment, at any time following the expiration of the Other Members First Offer Election Period on such terms (including as to price and form of consideration) and to a purchaser and transferee (other than a Competitor) as BRS and BRS-LP shall elect, provided that the price (including without limitation the fair market value of any non-cash consideration) of the BRS Units is not less than 110% the Company First Offer Price or 110% the Other Members First Offer Price; and the provisions of Sections 1.2(a) and 1.2(b) shall cease to be applicable to any BRS Third Party Sale and to any further transfer by any transferee (or further transferee) of the BRS Units. In the event that BRS and the Company shall disagree as to the fair market value of any non-cash consideration, then investment banking or financial advisory firms selected by each of BRS and the Company shall select a third investment banking or financial advisory firm (the “Arbiter”) to determine the fair market value of any non-cash consideration, and the determination of the Arbiter shall be final and binding on the Company, the Members and BRS; however, (x) if the Arbiter shall determine that the fair market value of the non-cash consideration is at least 95% of the fair market value determination of BRS, then the Company shall pay the costs of the Arbiter, or (y) if the Arbiter shall determine that the fair market value of the non-cash consideration is less than 95% of the fair market value determination of BRS, then BRS shall pay the costs of the Arbiter.
               (ii) In the event that BRS does not receive a timely Company First Offer or a timely Other Members First Offer, or BRS shall have received a Company First Offer or an Other Members First Offer but the Company or the Other Members shall have, for any reason other than a breach by BRS of its obligations under this Section 1.2, failed to timely close on the purchase of the BRS Units and the repayment or purchase of the BRS Loans and the release or assumption of the BRS Loan Commitment, as provided in Section 1.2(b) hereof, then BRS may effect a sale and transfer of the BRS Units and, at the option of BRS-LP, a sale of the BRS Loans and an assignment of the BRS Loan Commitment, at any time thereafter on such terms (including as to price and form of consideration) and to a purchaser and transferee (other than a Competitor) as BRS shall elect; and the provisions of Sections 1.2(a) and 1.2(b) shall cease to be applicable to any such BRS Third Party Sale and to any further transfer by any transferee (or further transferee) of the BRS Units.
     1.3 Participation by Other Members. All of the Other Members shall have the opportunity to participate in any purchase of the BRS Units and the BRS Loans, and the assumption of the BRS Loan Commitment, pursuant to any Other Members First Offer Election under Section 1.2(b) hereof. Any Other Members First Offer Election shall identify the participating Other Members and the allocation of the BRS Units, the BRS Loans and the BRS Loan Commitment among the Other Members. As among the Other Members, they shall be permitted to participate pursuant to any Other Members First Offer Election pro rata in accordance with the number of Units held by the Other Members who elect to participate pursuant to any Other Members First Offer Election.

     1.4 Additional Member. In the event that BRS shall effect a BRS Third Party Sale after compliance with the provisions of Section 1.2 hereof (including without limitation any BRS Third Party Sale permitted under Sections 1.2(c) hereof), or a sale of the Units to the Company or the Other Members pursuant to the provisions of Section 1.2 hereof,
          (i) (x) the provisions of Sections 9.01, clause (f) of 9.02, 9.03, 9.06, 9.07, 9.08 (except to the extent that the provisions of Section 9 of the Operating Agreement are, by the terms hereof, still applicable), 9.09, 9.10 (except that BRS shall not be released of any prior liability of BRS as provided by the fourth sentence of Section 9.10 unless otherwise agreed by the Other Members and any transferee of BRS shall agree to be bound by the terms of the Operating Agreement as modified by this Agreement and the BRS Purchase Agreement), 9.11 and 10.07 of the Operating Agreement shall not be applicable to any such BRS Third Party Sale or other sale, (y) the provisions of Sections 9.01, clause (f) of 9.02, 9.03, 9.06, 9.07, 9.08 (except to the extent that the provisions of Section 9 of the Operating Agreement are, by the terms hereof, still applicable), 9.09, 9.10 (except that any transferee (or further transferee) of the BRS Units shall not be released of any prior liability of such transferee (or further transferee) as provided by the fourth sentence of Section 9.10 unless otherwise agreed by the Other Members and any further transferee shall agree to be bound by the terms of the Operating Agreement as modified by this Agreement and the BRS Purchase Agreement), 9.11 and 10.07 of the Operating Agreement shall cease to be applicable to any further transfer by any transferee (or further transferee) of the BRS Units, and (z) the requirements of clauses (a) through (e) of Section 9.02 of the Operating Agreement with respect to the furnishing of information or evidence satisfactory to the Board of Directors of the Company shall satisfied so long as BRS and any transferee shall have provided reasonably satisfactory information or evidence, and
          (ii) any such transferee (and any further transferee) of the BRS Units pursuant to any such BRS Third Party Sale or other sale shall be an “Additional Member” and a “Substitute Member” as defined in and for all purposes of the Operating Agreement, without the necessity of any approval by the Company, the Board of Directors of the Company or the other Member and notwithstanding any other provisions of the Operating Agreement, including without limitation Sections 9.09, 9.10 (except that BRS shall not be released of any prior liability as provided by the fourth sentence of Section 9.10 unless otherwise agreed by the Other Members) and 9.11 of the Operating Agreement.
SECTION 2
Representations and Warranties
     2.1 BRS’ Representations and Warranties. As a material inducement to Company to enter into this Agreement as of the Effective Date, BRS represents and warrants to Company as follows:

     (a) Organization and Power. BRS is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly licensed or qualified to transact business in New York and all other places where the character of its properties or the nature of its activities make such licensing or qualification necessary, except where the failure would be remediable by subsequent qualification or would not have material adverse effect on the ability of BRS to perform its obligations under this Agreement or under the Operating Agreement. BRS has the requisite power and authority to enter into and perform its obligations under this Agreement.
     (b) Title to BRS Units. Except for restrictions in the Operating Agreement, BRS has good and marketable title to the BRS Units, free and clear of any and all liens, security interests, restrictions, encumbrances, equities, options, claims, adverse claims, pledges and other limitations on the ownership or voting of, or ability to sell, transfer and convey, the BRS Units.
     (c) BRS’ Authority and No Conflicts. The execution and delivery of this Agreement by BRS, and the consummation by BRS of the transactions contemplated hereby, has been duly authorized by all necessary action of BRS. This Agreement constitutes a legal, valid and binding obligation of BRS, enforceable against BRS in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with or without the giving of notice or lapse of time, or both) a default under, any agreement, instrument, mortgage, judgment, order, decree or other restriction to which BRS is a party or by which any of BRS’ property is bound which violation, conflict or breach would have a material adverse effect on the ability of BRS to perform its obligations under this Agreement or under the Operating Agreement.
     (d) No Other Representations and Warranties. BRS acknowledges that no representations or warranties, oral or otherwise, except as provided in this Agreement and the Purchase Agreement and the Subscription Agreement (to which reference is made in Section 5.10 hereof) have been made to BRS or to any attorney, accountant or other adviser to BRS as to the financial condition or prospects of the Company or the value of the BRS Units on which BRS has relied.
     (e) Consents. No consent (not obtained), approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory agency or authority is required to be made or obtained by BRS in order for BRS to execute this Agreement or to consummate the transactions contemplated hereby.
     2.2 Representations and Warranties of Company. As a material inducement to Member to enter into this Agreement as of the Effective Date, Company represents and warrants to Member as follows: The Company acknowledges that BRS is relying upon such representations and warranties in connection with its purchase of the BRS Units, notwithstanding any investigation made by BRS, and such representations and warranties, and any claims by BRS based upon any breach of such representations and warranties, shall not be in any way affected, detracted or mitigated by the representations and warranties made by BRS in Paragraph (e) of Section 3.03 of the Operating Agreement or the Subscription Agreement dated as of February 24, 2004 between the Company and BRS (the “BRS Subscription Agreement”).
     (a) Organization and Power. Company is a limited liability company duly organized and validly existing under the laws of the State of Indiana, and is duly licensed and qualified to transact business in all places where the character of its properties or the nature of its activities make such licensing or qualification necessary, except where the failure would be remediable by subsequent qualification or would not have a material adverse effect on the Company or its operations. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement.
     (b) Company’s Authority and No Conflicts. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action. This Agreement constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with or without the giving of notice or lapse of time, or both) a default under, any agreement, instrument, mortgage, judgment, order, decree or other restriction to which Company is a party or by which any of its property is bound.
     (c) Consents. No consent (not obtained), approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory agency or authority is required to be made or obtained by Company in order to execute this Agreement or to consummate the transactions contemplated hereby.
SECTION 3
Closing
     3.1 Closing. The closing of any purchase and sale of BRS Units under this Agreement involving the Company or the Other Members shall occur at the office of the Company or other location mutually agreeable to the parties thereto within thirty (30) days following the determination of the purchase price and satisfaction of all applicable conditions.
     3.2 Deliveries by Parties. At the Closing of any sale to the Company or the Other Members, BRS shall deliver to the purchaser(s) an assignment of the BRS Units duly endorsed and all other documents or instruments sufficient to transfer all legal right, title and interest of BRS in the BRS Units to the purchaser(s), free and clear of any claims, liens or encumbrances.

Such delivery by BRS shall be against the delivery by the Company or the Other Members of the purchase price for the BRS Units and the execution and delivery by the Company or the Other Members, as applicable, of any agreements, documents and instruments required pursuant to any Company First Offer Notice or Other Members First Offer Notice, as the case may be.
SECTION 4
Termination
     4.1 Termination by Consent. BRS and Company may agree to terminate this Agreement by their mutual written consent.
     4.2 Public Offering. The provisions of Section 1 hereof and the provisions of Sections 9.01, clause (f) of 9.02, 9.03, 9.06, 9.07, 9.08 (except to the extent that the provisions of Section 9 of the Operating Agreement are, by the terms hereof, still applicable), 9.09, 9.10 (except that BRS or any transferee (or further transferee) of the BRS Units shall not be released of any prior liability of BRS or any transferee (or further transferee) of the BRS Units, as applicable, as provided by the fourth sentence of Section 9.10 unless otherwise agreed by the Other Members and any transferee (or further transferee) of the BRS Units shall agree to be bound by the terms of the Operating Agreement as modified by this Agreement and the BRS Purchase Agreement), 9.11 and 10.07 of the Operating Agreement shall automatically cease to be applicable to the BRS Units and any sale of the BRS Units (including without limitation any sale by any transferee (or further transferee) of the BRS Units), and the requirements of clauses (a) through (e) of Section 9.02 of the Operating Agreement with respect to the furnishing of information or evidence satisfactory to the Board of Directors of the Company shall be satisfied so long as BRS and any transferee shall have provided reasonably satisfactory information or evidence, on the date when any Registration Statement on Form S-1, S-2 or S-3 or successor forms (“Registration Statement”) covering more than twenty percent (20%) of the Common Units of the Company (or the common equity interests in any business organization into which the Common Units are converted upon a transfer of the Company’s business assets or reorganization is declared effective by the United States Securities and Exchange Commission (“SEC Effective Date”). Any such transferee (and any further transferee) of the BRS Units shall be an “Additional Member” and a “Substitute Member” as defined in and for all purposes of the Operating Agreement, without the necessity of any approval by the Company, the Board of Directors of the Company or the other Member and notwithstanding any other provisions of the Operating Agreement, including without limitation Sections 9.09, 9.10 (except that BRS and any transferee (or further transferee) shall not be released of any prior liability as provided by the fourth sentence of Section 9.10 unless otherwise agreed by the Other Members) and 9.11 of the Operating Agreement.

SECTION 5
Provisions of General Application
     5.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given, or on the third (3rd) day after mailing to the party to whom notice is to be given by reputable courier service and properly addressed to the intended recipient at the address indicated in the Preamble to this Agreement or to such other address(es) as any party shall have specified by notice in writing to the other party.
     5.2 Further Assurances. The parties agree that they will from time to time, upon request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as such other party may reasonably require in order to effectively carry out the express terms of this Agreement.
     5.3 Governing Law; Consent to Jurisdiction; Severability. This Agreement, and all transactions contemplated hereby, shall be governed, construed and enforced in all respects in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. The parties hereto agree that all disputes under or with respect to this Agreement or the transactions contemplated hereby shall be resolved by litigation in the state or federal courts in Marion County, Indiana, or Kane County, Illinois, and each of the parties irrevocably submits to the jurisdiction of such forums and irrevocably waives any objection the party may have based upon improper venue, forum non conveniens or similar doctrines or rules. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(g) of the Purchase Agreement (to which reference is made in Section 5.10 hereof). Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
     5.4 Successors and Assigns. Whenever used, the words “BRS”, “Company” or “Other Members” shall be deemed to include the respective successors and assigns of such parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of each party and their respective heirs, personal representatives, successors and assigns; provided, however, that the benefits and obligations of BRS may not be assigned without the Company’s prior written consent, except that any transferee (or further transferee) of the BRS Units shall be entitled to the benefits of Sections 1.2(c), 1.4 and 4.2 hereof.
     5.5 Expenses. Each of the parties shall pay its own expenses incurred in connection with the transactions provided for in this Agreement.

     5.6 Attorneys’ Fees. Should any action be brought to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees incurred in the action in addition to any remedies otherwise available.
     5.7 Modifications. This Agreement may not be changed, amended or modified orally. This Agreement may be changed, amended or modified only by a written instrument executed by BRS and the Company, or their successors-in-interest.
     5.8 Non-Waiver. Neither the waiver of any breach nor the failure to enforce any term or condition of this Agreement shall operate as a waiver or release of any such term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, or claims which any party may have against any other party for any matter arising out of, connected with or based upon this Agreement. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by such party.
     5.9 Captions. The captions of this Agreement are for convenience only and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.
     5.10 Entire Agreement. This Agreement, together with the Purchase Agreement, the Disclosure and Offering Statement, the Subscription Agreement, the Operating Agreement, and the Non-Competition and Non-Disclosure Agreement between BRS and the Company and the Members Agreement, all dated the Effective Date (collectively, “Other Agreements”), contains the entire understanding as to the subject matter hereof. There are no representations, promises, warranties, covenants or undertakings relating hereto other than those expressly set forth or provided for in this Agreement, the Closing documents and the Other Agreements. Except for the Other Agreements, this Agreement supersedes all prior agreements and undertakings of the parties hereto with respect to the transactions contemplated thereby. Section 1 of this Agreement takes precedence over any contrary provisions in the Other Agreements. The Operating Agreement shall be deemed to be amended and modified by this Agreement and, in the event of any conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall control.
     5.11 Survival. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing of any purchase and sale.
     5.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any domestic federal, state or local statute or law, shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity)

which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
     5.13 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 5.3 hereof), in addition to any other remedy to which they may be entitled, at law or in equity.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Heritage-Crystal Clean, LLC		BRS-HCC Investment Co., Inc.

By:	/s/ Joseph Chalhoub	By:	/s/ Bruce C. Bruckmann

	Joseph Chalhoub		Bruce C. Bruckmann
	President and Chief Executive Officer		Managing Director

ACCEPTED AND AGREED, as of the Effective Date.

The Heritage Group

By:	/s/ John Vercruysse

John Vercruysse
[Title]

J. Chalhoub Holdings, Ltd.		The Heritage-Crystal Clean Employee Membership Interest Trust

By:	/s/ Joseph Chalhoub	By:	/s/ Joseph Chalhoub

	Joseph Chalhoub		Joseph Chalhoub
	President		Trustee

Gregory Paul Ray Trust U/T/A/ DTD. March 7, 2000		Maggie Fehsenfeld Trust No. 103 and Irrevocable Trust for the Benefit of Frank Stockdale Fehsenfeld and His Issue

By:	/s/ Gregory Paul Ray	By:	/s/ James C. Fehsenfeld

	Gregory Paul Ray		James C. Fehsenfeld
	Trustee		Trustee

	/s/ Donald Brinckman		/s/ Fred M. Fehsenfeld, Jr.

	Donald Brinckman		Fred M. Fehsenfeld, Jr.

	/s/ Mike DeAngelis		/s/ Frank Fehsenfeld

	Mike DeAngelis		Frank Fehsenfeld

	/s/ John Lucks		/s/ Glenn Jones

	John Lucks		Glenn Jones
BRS Unit Purchase and Sale Agreement